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                                                                     Exhibit 2.3

                  [Letterhead of Nhancement Technologies Inc.]

                                    FORM OF
                           SECOND SUPPLEMENTAL LETTER



 To :    (1)      Gerard Foo Loke Kiean
                  Persiaran Canton Victoria Park
                  Ipoh, Perak
                  Malaysia

         (2)      James Han Kim Guan
                  15 Mimosa Walk
                  Singapore 807862

         (3)      Leong Sau Pan
                  27B Fernhill Road
                  Singapore 259089

         (4)      Foo Khoon Wong
                  7 Jalan Belfield
                  Ipoh, Perak,
                  Malaysia

         (5)      Sae Foo Kitipongse @ Foo Loke Khee
                  Muang Thong 4
                  Sukumvit 101, Bangkok 10250
                  Thailand

 [Date]

 Dear Sirs,

 INFOTEL TECHNOLOGIES PTE LTD (THE "COMPANY")

 1.      We refer to:

         (a) the Sale and Purchase Agreement (the "Agreement") dated 19th January 1998 entered into by yourselves (together, the "Vendors"), as vendors, and ourselves (the "Purchaser"), as purchaser, relating to the sale and purchase of 500,000 ordinary shares of $1.00 each in the capital of the Company; and

         (b) the Supplemental Letter (the "First Supplemental Letter") dated 2nd April 1998 addressed by ourselves to yourselves and duly countersigned by yourselves, being an agreement supplemental to the Agreement.
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        The capitalised terms used in this Second Supplemental Letter shall have the same meanings ascribed to them in the Agreement.

2. We had requested for Completion to be further deferred to 24th June 1998 as we were unable to proceed with Completion on 13th April 1998.

3. In consideration of your agreement to further defer Completion to 24th June 1998, we agree to the following:

        (a) we shall pay to the Vendors interest on the Cash Portion at the rate of 3% above the prime lending rate of The Development Bank of Singapore Ltd for Singapore Dollars, such interest to accrue on a daily basis for the period commencing on and including 14th April 1998 up to and including 24th June 1998. Such interest shall be payable to each of the Vendors on Completion by way of cashiers" orders made in favour of each of the Vendors in their respective Shareholding Proportions;

        (b) with effect from 13th April 1998, the Agreement shall be varied as follows:

                (i) clause 1(A) shall be amended by deleting in its entirety the definitions of "First Anniversary" and "Second Anniversary" and substituting respectively therefor the following:-

                         ""First Anniversary" means 16th March 1999."; and

                         ""Second Anniversary" means 16th March 2000.",

                         and all references to "First Anniversary" and "Second Anniversary" in the Agreement shall be construed accordingly; and

                (ii) the Agreement shall be varied by inserting the following provision as new sub-Clause (K) of clause 9:-

                         "(K)    Additional Limitation on Vendors" Liability

                         In addition to the limits on the Vendors" liability set out in sub-Clauses (I) and (J), the liability of the Vendors shall be further limited such that, subject to the Vendors" performance and observance of the provisions of sub-Clauses (E) and (F), the Vendors shall not be liable in respect of any breach of any of the Warranties in respect of the period commencing on and including 14th April 1998 up to and including 24th June 1998."; and

        (a) we shall forthwith deposit in an interest-bearing account in the name of our solicitors, Messrs Allen & Gledhill, as stakeholders the principal sum of S$1,500,000/- to be held and applied as follows:-





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                  (i)     on Completion, the whole of the S$1,500,000/-
                          (together with accrued interest thereon) shall be released from stakeholding and forthwith paid to the Vendors in their respective Shareholding Proportions, whereby the whole of the S$1,500,000/- (exclusive of accrued interest thereon) shall constitute part-payment of the Cash Portion payable by the Purchaser to the Vendors for the Sale Shares; and

                  (ii) in the event that Completion does not take place on 24th June 1998 for whatever reason:-

                          (aa) the amount of S$500,000/- (together with accrued interest thereon) shall be released from stakeholding and forthwith paid as a non-refundable break-up fee to the Vendors in their respective Shareholding Proportions; and

                          (bb) the amount of S$1,000,000/- (together with accrued interest thereon) shall be released by the stakeholders and forthwith repaid to the Purchaser.

                          Upon payment to the Vendors under the foregoing sub-paragraph (aa), the Agreement (as amended by the First Supplemental Letter and this Second Supplemental Letter) shall automatically cease and determine and each of the Vendors and the Purchaser shall be forthwith discharged and released from further observance and performance of their respective obligations and liabilities under the Agreement, the First Supplemental Letter and this Second Supplemental Letter. Neither any Vendor not the Purchaser shall thereafter have or be entitled to make any claim against the other parties to the Agreement in respect of compensation, damages or remedy of any nature whatsoever.

 Save as expressly amended, modified or supplemented pursuant to this Second Supplemental Letter, all other terms of the Agreement (as amended by the First Supplemental Letter) shall remain unaffected, valid and subsisting. Please indicate your acceptance and agreement to the terms contained in this Second Supplemental Letter by signing the acknowledgement below.



 -----------------------------
 Signed by DOUGLAS T. ZORN
 For and on behalf of
 NHANCEMENT TECHNOLOGIES INC.





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                                ACKNOWLEDGEMENT


We, the Vendors, hereby agree to Completion being further deferred to 24th June 1998 subject to the Purchaser's agreement to the foregoing terms of the Second
Supplemental Letter dated [                   ] 1998.




-----------------------------------       -----------------------------------
Gerard Foo Loke Kiean                     James Han Kim Guan



-----------------------------------       -----------------------------------
Leong Sau Pan                             Foo Khoon Wong



-----------------------------------
Sae Foo Kitipongse
@ Foo Loke Khee